Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”), made by and between Linda S. Huber (hereinafter referred to as “Employee”), and Moody’s Corporation (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as the “Company”).

In consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1.    Employee’s employment with the Company, and Employee’s membership on any committees, is terminated effective on the date specified in Appendix A (the “Termination Date”) and Employee agrees not to apply for or seek re-employment with the Company after that date. Employee agrees to continue working through the Termination Date (“Continued Employment Period”), unless relieved of duties earlier by the Company in the Company’s sole discretion. The Company reserves its right to remove Employee from her current position(s) prior to the Termination Date. Upon two weeks’ written notice to the Company, Employee also has the right to terminate her employment prior to the Termination Date. Employee acknowledges that given Employee’s status prior to the Termination Date as an officer of the Company, Employee’s termination may require additional formalities. As such, Employee agrees to reasonably cooperate with the Company to take any and all actions as may be required by any local law, government agency, or other regulatory body relating to the termination of Employee’s position(s) with the Company, including, upon the reasonable request of the Company from time to time, promptly executing any resignation forms, questionnaires or other similar documents. Employee acknowledges and understands that Employee remains subject to any and all of the Company’s policies and procedures during the Continued Employment Period. Employee will continue to receive Employee’s regular salary and benefits through the Termination Date even if relieved of duties earlier by the Company, unless Employee resigns for any reason or has engaged in conduct that warrants immediate termination of employment pursuant to the Company’s policies, procedures, and past practice. Unless otherwise agreed to by the Company in writing, such resignation or termination would preclude Employee from being eligible to receive the benefits set forth in Paragraph 2 of this Agreement and Appendix A. Employee further acknowledges and understands that nothing in this Agreement alters the at-will nature of Employee’s employment and that Employee’s employment can be terminated by the Company or the Employee at any time, for any or no reason, and with or without advance notice or cause.

2.     Provided the Employee timely signs and does not revoke this Agreement, Employee signs, on but not before the Termination Date, and does not revoke a separate General Release of Claims (attached hereto as Exhibit 1 (“Exhibit 1”)), Employee fully complies with both documents’ terms and remains in good standing through the Termination Date, and Employee returns all Company property by the Termination Date, Employee will be eligible for the benefits set forth in the Moody’s Corporation Career Transition Plan (the “Plan”), subject to the terms and conditions thereof, and this Agreement. Employee hereby acknowledges receipt of a summary description of the Plan. A summary of the benefits for which Employee is eligible is set forth in Appendix A.

3.    Release:

a.

In exchange for the Continued Employment Period and Employee’s eligibility to accept Exhibit 1, the consideration provided in this Agreement, and the benefits under the Plan set forth in Appendix A, and as a material inducement for those promises, to the fullest extent permitted by law, Employee hereby WAIVES, RELEASES and FOREVER DISCHARGES the Company and its past and present parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, stockholders, agents, employees, attorneys, agents, fiduciaries, plan administrators, services providers, parties in interest, and trustees or administrators of any Company plan or employee benefit plan sponsored by the Company, any Company plan, and any employee benefit plan sponsored by the Company, whether as individuals or in their official capacity, and the respective heirs and personal representatives (together, “Releasees”), from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, acts or omissions, whether known or unknown to Employee, from the beginning of time until the date of execution of this Agreement (together, “Claims”), including, but not limited to, Claims arising out of or relating in any way to Employee’s employment relationship with the Company or termination of that employment or any other relationship. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers’ Benefits Protection Act (“OWBPA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993 (“FMLA”), New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers’ Compensation Law; New York City Human Rights Law; and the New York City Earned Sick Time Act, including all amendments thereto. In consideration for Employee’s release of the Releasees, the Company hereby discharges and generally releases Employee from all claims, causes of action, suits, agreements, and damages which each such party may have now or in the future against Employee for any act, omission, or event relating to Employee’s employment with the Company or termination of employment therefrom occurring up to and including the date on which Employee signs this Agreement to the extent that any such claim, cause of action, suit, agreement, or damages is based on facts, acts, omissions, circumstances, or events actually known as of the date of this Agreement to the Company’s Board of Directors (“Board”), or facts, acts, omissions, circumstances, or events which, as of the date of this Agreement, the Board reasonably should have been aware of.

b.	Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any Claim or right Employee may have under COBRA; (ii) any Claim or right Employee may have for unemployment insurance benefits or workers’ compensation benefits; (iii) any Claim or right Employee may have to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any Claim that cannot be waived as a matter of law; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any Claim or right that may arise after the execution of this Agreement; (vii) any Claim or right Employee may have under this Agreement; and/or (viii) any right, if any, to continued coverage under the Company’s applicable directors’ and officers’ or other third party liability insurance policy(ies). In addition, nothing herein shall prevent Employee from filing a charge or complaint, either individually or with or on behalf of others, with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of this Agreement. Notwithstanding this provision, nothing in this Agreement limits Employee’s ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency and nothing in this Agreement requires an offset of any such award.

c.

In further exchange for the Continued Employment Period and Employee’s eligibility to accept Exhibit 1, the consideration under this Agreement, and the benefits under the Plan set forth in Appendix A, and as a material inducement for those promises, to the fullest extent permitted by law, Employee also hereby WAIVES any right to (i) initiate or maintain any Claims (as defined in Paragraph 3(a)) on a class action basis, collective action basis, or representative action basis against Releasees; (ii) serve or participate as a representative of any such class action, collective action, or representative action; (iii) serve or participate as a member of any such class action, collective action, or representative action; or (iv) recover any relief from any such class action, collective action, or representative action. Employee further agrees that if Employee is included within any such class, collective, or representative action, Employee will take all steps necessary to opt-out of the action or refrain from opting in or otherwise participating to pursue claims in the action, as the case may be.

d.	This WAIVER and RELEASE is binding on Employee, Employee’s heirs, legal representatives and assigns. However, it does not apply to any claim that may arise after the date that Employee signs this Agreement.

4.    Acknowledgments. Employee acknowledges that Employee’s continued employment during the Continued Employment Period and the benefits set forth in the Plan and this Agreement include compensation and/or benefits in addition to what Employee would otherwise be entitled to receive, and that such compensation and/or benefits are just and sufficient consideration for the waivers, releases and commitments set forth herein and in Exhibit 1. Employee also acknowledges and agrees that Employee has received all entitlements due from the Company relating to Employee’s employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, and any paid and unpaid personal leave for which Employee was eligible and entitled, and that no other entitlements are due to Employee other than as set forth in this Agreement. Employee further acknowledges and agrees that, aside from the benefits set forth in the Plan and this Agreement, Employee is not a participant in and is not entitled to any benefits under any other employee benefits plan sponsored by the Company and Employee releases all claims and waives all rights with respect to any such plan. The benefits set forth in the Plan and this Agreement will not become due until on or after the Effective Date of Exhibit 1 (as defined in Paragraph 5(f) of Exhibit 1).

5.    During the Continued Employment Period and following the Termination Date, Employee will be available on reasonable advance notice to consult on matters, as reasonably requested by the Company, and will continue to cooperate in all material respects with respect to any claims, litigations or investigations relating to the Company (including investigations which relate directly or indirectly to Employee’s activities at the Company) by providing truthful and complete information, including truthful and complete testimony if requested. No reimbursement for expenses incurred by Employee during the Continued Employment Period and after the Termination Date shall be made to Employee unless authorized in writing in advance by the Company. Any requested cooperation shall not unreasonably interfere with her then current business, employment or personal commitments. If the parties agree in good faith that, in order to reasonably cooperate, Employee needs to retain counsel independent of the Company’s counsel due to a potential conflict of interests of such Company counsel, Employee shall be reimbursed for her reasonable attorneys’ fees and expenses as incurred, provided that the Company will have the opportunity to approve Employee’s selection of counsel, which approval will not be unreasonably withheld, and that no reimbursement for attorneys’ fees and expenses incurred as a result of this provision shall be made to Employee unless authorized in writing in advance by the Company.

6.    Employee agrees to abide by the following restrictions during the Continued Employment Period and through the last day of salary continuation, as set forth in Appendix A (the “Last Day of Salary Continuation”), whether or not Employee accepts any form of compensation from a competing entity or consultant:

a.	Except as to Employee’s membership on the Board of the Bank of Montreal and any other affiliations agreed to in writing between Employee and the President or General Counsel of the Company, Employee agrees that during the Continued Employment Period, Employee will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Employee’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm; nor if Employee becomes associated with a company, partnership or individual which company, partnership or individual acts as a consultant to any businesses will Employee provide services to such businesses. Notwithstanding the foregoing, Employee may be a passive investor in any private equity, hedge fund, mutual fund or similar investment vehicle.

b.	Except as to Employee’s membership on the Board of the Bank of Montreal and any other affiliations agreed to in writing between Employee and the President or General Counsel of the Company, Employee agrees that after the Termination Date and through the Last Day of Salary Continuation, Employee will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Employee’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor if Employee becomes associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company will Employee provide services to such competing businesses. Notwithstanding the foregoing, (i) Employee may work for a non-competitive business line of a person or entity that competes with the Company provided that she does not perform any services for the competing business line and does not communicate professionally with anyone in such competing business line and (ii) Employee may be a passive investor in any private equity, hedge fund, mutual fund or similar investment vehicle.

c.

Employee also agrees that during the Continued Employment Period and through the Last Day of Salary Continuation, Employee will not recruit or solicit any customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company. In addition, Employee agrees that during the Continued Employment Period and through the Last Day of Salary Continuation, neither Employee nor any company or entity Employee controls or manages shall recruit or solicit any employee of the Company to become an employee of any business entity.

d.	Except as to Employee’s membership on the Board of the Bank of Montreal, if Employee performs services for an entity other than the Company at any time after the Termination and on or before the Last Day of Salary Continuation (whether or not such entity is in competition with the Company), Employee shall notify the Company on or prior to the commencement thereof of same, including providing the name of the entity. To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

7.    Except as provided for in Paragraphs 8(c) and 8(d), (i) Employee shall not disparage, denigrate or defame the Company, any other affiliated entity, any of their business products or services, or any of their directors, officers, executives, or other personnel and shall not make any written or oral statement, news release or other announcement relating to Employee’s employment by the Company or relating to the Company, its subsidiaries, customers or personnel, which would tend to embarrass or criticize any of the foregoing and (ii) within 10 days of the Effective Date of this Agreement (as defined in Paragraph 5(f) of Exhibit 1), the Company shall direct certain individuals, the names of whom shall be separately provided and agreed upon between the parties, not to make any written or oral statement, news release or other announcement relating to the Employee or Employee’s employment by the Company, which would tend to embarrass or criticize Employee. The Company accepts no responsibility once the instruction described in Paragraph 7(ii) is issued.

8.     Confidentiality:

a.	Except as provided for in Paragraphs 8(c) and 8(d), Employee agrees not to directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such) or if expressly authorized in writing by an executive officer of the Company. All such information, as well as all records, files, drawings, documents, emails, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. Employee further agrees to leave or return to the Company, as the case may be, any property, records, files, drawings, documents, models, disks, equipment, and the like of the Company which Employee may have, no matter where located, no later than the Termination Date, and agrees not to keep any copies or portions thereof. To the extent Employee has any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, Employee agrees to permanently delete such information from such devices, subject to any Company litigation preservation directive then in effect. Notwithstanding the foregoing, Employee may make and retain an electronic copy of her contacts list.

b.	Except as provided for in Paragraphs 8(c) and 8(d), Employee and the Company each agree not to talk about, write about, discuss or otherwise publicize any of the circumstances giving rise to this Agreement (including Appendix A and Exhibit 1), at any time to any person or entity, except that Employee may disclose such circumstances as necessary to Employee’s legal, tax or other financial advisors and to her immediate family members, and the Company may disclose such circumstances and this Agreement (including Appendix A and Exhibit 1) as necessary to the Company’s auditors; legal, tax or other financial advisors; and as needed to effectuate the terms of the Agreement.

c.	Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee, the Company, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, including Appendix A and Exhibit 1, or as required by law or legal process, including periodic Securities and Exchange Commission reporting requirements and disclosures; or (ii) lawfully initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting or testifying in an investigation by the Securities and Exchange Commission or any other governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any applicable law, rule or regulation or regarding potentially fraudulent or suspicious activities. Further, nothing in this Agreement shall require Employee to notify the Company of any such communications, cooperation, assistance, responses to inquiries, assistance, testimony or participation as described in this paragraph. Employee acknowledges and agrees, however, that pursuant to Paragraph 3, Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding. Notwithstanding this provision, nothing in this Agreement limits Employee’s ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency. Despite the foregoing, unless required by applicable law or by a court of competent jurisdiction (and in that case only following prompt prior notice to the Company), Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of Employee’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

d.	Federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9.    Breach:

a.	Employee acknowledges and agrees that if Employee breaches any of Employee’s commitments or representations to the Company agreed upon in Paragraphs 3, 5, 6, 7, 8(a), and/or 8(b) of this Agreement, in addition to any remedy or damages available to the Company as permitted by law, Employee will forfeit any claim or entitlement to the payments described in Paragraph 2 and Exhibit A hereof that may remain unpaid at the time of such breach except to the extent required to be paid to Employee or her beneficiaries by applicable law and pursuant to the terms of the applicable Plan(s) and Employee will immediately repay, upon demand of the Company, all payments made pursuant to this Agreement paid prior to such breach in addition to the Company’s reasonable fees and costs associated with enforcing its rights under this Paragraph, provided, however, that the Employee shall be entitled to retain up to Ten Thousand Dollars ($10,000.00), which amount Employee and the Company agree constitutes valid ongoing consideration for the release in Paragraph 3.

b.	A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

10.    Employee hereby acknowledges that:

a.	The Company hereby advises Employee to obtain independent legal advice from an attorney of Employee’s choice with respect to this Agreement, including Appendix A and Exhibit 1. If Employee declines to consult with an attorney before signing this Agreement, Employee agrees that Employee has knowingly and voluntarily chosen not to do so;

b.	Employee has had a period of at least twenty-one (21) days to review and consider this Agreement and Appendix A and Exhibit 1;

c.	If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in this Paragraph 10 has expired;

d.	Employee has freely and voluntarily entered into this Agreement after due consideration;

e.	By executing this Agreement, the parties agree that changes to the Company’s offer contained in this Agreement, Appendix A and Exhibit 1, whether material or immaterial, have not restarted the twenty-one (21) day consideration period provided for in this Paragraph 10;

f.	Employee has the right to revoke this Agreement within seven (7) days of signing it. Employee’s notice of revocation must be in writing and addressed and delivered to the attention of John Goggins, EVP-General Counsel, Moody’s Corporation, 7 World Trade Center at 250 Greenwich Street, New York, NY 10007, by hand-delivery or by certified mail, return receipt requested, on or before the end of the seven-day period;

g.	This Agreement will not be effective or enforceable until eight (8) days after the Company has received Employee’s signed copy of this Agreement. That will be the “Effective Date” of this Agreement, provided Employee has not revoked this Agreement within the time period set forth in Paragraph 10(f). Further, provided this Agreement becomes Effective, and Employee timely signs, and does not revoke Exhibit 1 in accordance with Paragraph 5(f) thereof, and Employee complies with the terms of this Agreement, Employee will receive the benefits set forth in Appendix A. However, if Employee does not timely sign or revokes this Agreement, the Agreement will not become effective, and Employee may not sign Exhibit 1 and will not be eligible to receive the benefits set forth in Appendix A; and

h.	In deciding to sign this Agreement Employee has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any Company representative, except for what is expressly stated in this Agreement.

11.    Employee agrees that if Employee fails to execute and return this Agreement to the Company within the time specified herein, the promises and agreements made by the Company herein will have been revoked.

12.    It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, including Appendix A and Exhibit 1, constitute an admission by the Company or any Releasee of any unlawful discriminatory acts or liability of any kind by the Company and/or any Releasee, or anyone acting under their supervision or on their behalf, and such liability is expressly denied. This Agreement, including Appendix A and Exhibit 1, or the consideration paid pursuant thereto, may not be used or introduced as evidence of an admission of liability, inasmuch as such liability is expressly denied.

13.    Indemnification. Nothing in this Agreement shall be deemed to modify the Company’s indemnification obligations set forth in Paragraph 6 of the Company’s Certificate of Incorporation.

14.     Miscellaneous:

a.	This Agreement, including Appendix A and Exhibit 1, constitutes the entire understanding and agreement between Employee and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described.

b.	If any term, provision, covenant or restriction contained in this Agreement, including Appendix A and Exhibit 1, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

c.	This Agreement, including Appendix A and Exhibit 1, shall be construed, governed by and enforced in accordance with the laws of the State of New York without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, Employee consents to the jurisdiction and venue of any courts of or in such jurisdiction.

d.	This Agreement cannot be changed or modified except by written agreement signed by both Employee and an authorized company representative.

e.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

f.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provision herein to the contrary, the Agreement shall be interpreted and administered consistent with this intent to the fullest extent allowable by law. If this Agreement provides for multiple payments, each separate payment provided pursuant to the terms of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. In addition, if Employee is a “specified employee” within the meaning of Section 409A, as determined by the Company under its Section 409A administrative policies, any payment made in connection with Employee’s termination of employment shall not be made earlier than six (6) months after the date of such termination to the extent required by Section 409A.

PLEASE READ the following declaration and sign this Agreement only if it is true, on or before February 5, 2018:

Employee acknowledges that she has carefully read and considered this Agreement, including Appendix A and Exhibit 1; that she has been given the opportunity to review this Agreement, including Appendix A and Exhibit 1, with an attorney of her own choosing; that she understands by signing this Agreement and allowing it to become effective, she is forever relinquishing important legal rights and claims, including under the ADEA; and that she freely and voluntarily consents to all terms of this Agreement with full understanding of what they mean.

IN WITNESS WHEREOF, Employee and the Company, by its duly authorized agent, have hereunder executed this Agreement.

LINDA S. HUBER	MOODY’S CORPORATION

/s/ Linda S. Huber	/s/ John Goggins
John Goggins, EVP-General Counsel
Authorized Agent

January 26, 2018	January 26, 2018
Date signed by Linda S. Huber	Date signed by Moody’s Corporation

Appendix A

Summary of Benefit Entitlements

Under Moody’s Corporation

Career Transition Plan

For LINDA S. HUBER

Employment with Company Since:	05/16/2005

Continued Employment Period:	Execution Date of Agreement - 06/30/2018

Termination Date:	06/30/2018[1]

Salary Continuation Period:	07/01/2018-07/01/2019

Salary Continuation:	52 weeks = $609,000

Last Day of Salary Continuation:	07/01/2019

Welfare Benefits Continuation End Date:	07/01/2019

Outplacement Services:	12 months

Employee will be eligible to receive a 2017 Performance Incentive Compensation Plan (PIC) bonus, payable in the first quarter of 2018 at 100% of bonus target of $791,000. Employee will also be eligible to receive $395,500.00, which represents a prorated portion through June 30, 2018 of her 2018 Performance Incentive Compensation (PIC) Plan bonus at target, payable in the first quarter of 2019.

A letter and fact sheet containing benefits information will be mailed under separate cover by the Moody’s Benefits Administrator, Fidelity Investments. The description of benefits provided is only a summary and is subject to the terms and conditions of the Plan, and any and all benefits provided to Employee remain at all times subject to the terms of the applicable Plan including its amendment and termination provisions. Refer to the summary plan description for more details. Should Employee have questions, please contact the Benefits Center at Fidelity at 877-208-0784.

Employee’s pension benefits will be subject to the terms and conditions of the relevant plans. For clarity, Employee is a participant in the Retirement Account plan, the Pension Benefit Equalization Plan (“PBEP”), and the Supplemental Executive Benefit Plan (“SEBP”).

[1]	In the event that Employee obtains new employment prior to the Termination Date and informs the Company of the start date of such new employment (the “New Employment Start Date”) pursuant to Paragraph 1 of the Separation Agreement, the Company agrees to pay Employee in a lump sum, less all applicable taxes and withholdings and within 30 days of the New Employment Start Date, the amount equivalent to Employee’s remaining salary payments between the New Employment Start Date and the Termination Date.

1

Employee’s equity, including performance shares, restricted stock, restricted stock units and stock options, will be addressed in accordance with the applicable plan document(s) and Award Agreements. With respect to any outstanding performance share grants, as a Retiree, in each case after the first anniversary of the date of the performance shares grant, Employee shall be entitled to receive as a payout a pro rata portion of the number of shares issuable pursuant to the participant’s performance shares based on the number of days of actual service during the three-year performance period.

All such shares are to be issued after the end of the three-year period on the originally scheduled vesting date but only to the extent that such shares would have been earned by achievement of performance measures and become issuable to the participant had the termination of employment not occurred prior to the end of the performance period. For further information on any equity awards, Employee should refer to the applicable plan documents, which are available to Employee in Employee’s Fidelity account. Please contact Fidelity at 877-208-0784.

In addition, the Company will pay for Employee’s actual legal fees and expenses incurred in connection with the Employee seeking advice with respect to this Agreement by the firm of Katzke & Morgenbesser LLP (“Morgenbesser”) in an amount not to exceed $25,000.00. This payment shall be made within thirty (30) days of the Effective Date of this Agreement (as defined in paragraph 5(f) of Exhibit 1), provided that (i) Morgenbesser provides to the Company an invoice of services rendered no later than the Effective Date of this Agreement, (ii) the Company approves the submitted invoice, and (iii) Morgenbesser submits to the Company an up-to-date copy of an Internal Revenue Service Form W-9 for Morgenbesser.

2

Exhibit 1

GENERAL RELEASE OF CLAIMS

1.    In consideration for the benefits promised to the Employee in, and set forth in Appendix A to, the Separation Agreement and Release executed on _______ (the “Separation Agreement”), which Linda S. Huber (hereinafter referred to as “Employee”) acknowledges and agrees are just and sufficient consideration for the waivers, releases and commitments set forth herein, Employee hereby WAIVES, RELEASES and FOREVER DISCHARGES the Company and its past and present parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, stockholders, agents, employees, attorneys, agents and trustees or administrators of any Company plan, whether as individuals or in their official capacity, and the respective heirs and personal representatives (together, “Releasees”), from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, acts or omissions, whether known or unknown to Employee, from the beginning of time until the date of execution of this Release (together, “Claims”), arising out of or relating in any way to Employee’s employment or other relationship with the Company or termination of that employment or other relationship. This RELEASE includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers’ Benefits Protection Act (“OWBPA”), the Equal Pay Act (“EPA”), , the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993 (“FMLA”), New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers’ Compensation Law; New York City Human Rights Law; and the New York City Earned Sick Time Act, including all amendments thereto.    In consideration for Employee’s release of the Releasees, the Company hereby discharges and generally releases Employee from all claims, causes of action, suits, agreements, and damages which each such party may have now or in the future against Employee for any act, omission, or event relating to Employee’s employment with the Company or termination of employment therefrom occurring up to and including the date on which Employee signs this Release to the extent that any such claim, cause of action, suit, agreement, or damages is based on facts, acts, omissions, circumstances, or events actually known as of the date of this Release to the Company’s Board of Directors (“Board”), or facts, acts, omissions, circumstances, or events which, as of the date of this Release, the Board reasonably should have been aware of.

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2.    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any Claim or right Employee may have under COBRA; (ii) any Claim or right Employee may have for unemployment insurance benefits or workers’ compensation benefits; (iii) any Claim or right Employee may have to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any Claim that cannot be waived as a matter of law pursuant to federal, state or local law; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any Claim or right that may arise after the execution of this Agreement; (vii) any Claim or right Employee may have under this Agreement; and/or (viii) any right, if any, to continued coverage under the Company’s applicable directors’ and officers’ or other third party liability insurance policy(ies). In addition, nothing herein shall prevent Employee from filing a charge or complaint, either individually or with or on behalf of others, with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 1, Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of the Separation Agreement. Notwithstanding this provision, nothing in this Agreement limits Employee’s ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency and nothing in this Agreement requires an offset of any such award.

3.    This RELEASE is binding on Employee, Employee’s heirs, legal representatives and assigns. However, it does not apply to any claim that may arise after the date that Employee signs this Release.

4.    Employee represents that Employee has not filed any complaints, charges, claims, grievances, or lawsuits against the Company, Moody’s and/or any related persons with any local, state or federal agency or court, or with any other forum.

5.    Employee hereby acknowledges that:

a.	Employee has obtained independent legal advice from an attorney of Employee’s choice with respect to this Release, or Employee agrees that Employee has been instructed to consult with an attorney before signing this Release and has knowingly and voluntarily chosen not to do so;

b.	Employee has had a period of at least twenty-one (21) days to review and consider this Release;

c.	Employee may not execute this Release before the Termination Date;

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d.	Employee has freely and voluntarily entered into this Release after due consideration;

e.	Employee has the right to revoke this Release within seven (7) calendar days of signing it. Employee’s notice of revocation must be in writing and addressed and delivered to the attention of John Goggins, EVP-General Counsel, 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, by hand-delivery or by certified mail, return receipt requested, on or before the end of the seven-day period;

f.	The benefits identified in Paragraph 2 of the Separation Agreement and described in Appendix A attached thereto will not become due until: (i) Employee has signed, and not revoked, the Separation Agreement, and (ii) eight (8) days after the Company has received a signed copy of this Release. This Release will not be effective and enforceable against the Company until eight (8) days after the Company has received Employee’s signed copy of this Agreement. That will be the “Effective Date” of this Release. If Employee revokes the Separation Agreement, or this Release, Employee will not receive the benefits set forth in Appendix A of the Separation Agreement; and

g.	Employee acknowledges that in deciding to sign this Release, Employee has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any Company representative, except for what is expressly stated in the Separation Agreement previously provided to the Employee.

6.    Employee agrees that if Employee fails to execute and return this Release to the Company on but not before the Termination Date, as defined in Appendix A of the Separation Agreement, the promises and agreements made by the Company herein and in the Separation Agreement will have been revoked.

7.    This Release incorporates by reference, as if set forth fully herein, all terms and conditions of the Separation Agreement between the Company and Employee, including the recitation of consideration provided by the Company. It is not Employee’s intention to otherwise change, alter or amend any of the terms and conditions of the Separation Agreement, for which Employee received adequate consideration, and which remains in full force and effect. Employee acknowledges and agrees that Employee continues to be bound by the terms and conditions of the Separation Agreement.

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PLEASE READ the following declaration and sign this Release only if it is true on the Termination Date, June 30, 2018:

Employee acknowledges that she has carefully read and considered this Release; that she has been given the opportunity to review this Release with an attorney of her own choosing; that she understands by signing this Release and allowing it to become effective, she is forever relinquishing important legal rights and claims, including under the ADEA; and that she freely and voluntarily consents to all terms of this Release with full understanding of what they mean.

IN WITNESS WHEREOF, Employee and the Company by its duly authorized agent have hereunder executed this Release.

LINDA S. HUBER	MOODY’S CORPORATION

John Goggins, EVP-General Counsel
Authorized Agent

Date signed by Linda S. Huber	Date signed by Moody’s Corporation

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